Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen California Dividend Advantage Municipal Fund
333-69035
811-09161

A special meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, at this meeting shareholders were asked to vote on a new Investment
Management Agreement.

Voting results for the new investment management agreement are as follows:

<c>To approve a new investment management agreement
 <c>Common and MuniPreferred shares voting together as a class
   For
          11,519,066
   Against
               452,805
   Abstain
               457,250
   Broker Non-Votes
            4,540,346
      Total
          16,969,467

Proxy materials are herein incorporated by reference to the SEC filing on August 22, 2007, under Conformed Submission Type DEF 14A, accession number 0000950134-07- 018704.